Summary Translation	Exhibit 4.37

Maximum Pledge Contract

Contract No.: 2012JIYINZUIQUANZHIZIDI12140568

Pledgor :Hebei Chuanglian Finance Leasing Co., Ltd.

Pledgee : CITIC Shijiazhuang Branch

Signing Date :July 4, 2012

Pledge Definition :   To ensure multiple loans Party B (Pledgee) has lent to Ganglian Finance Leasing Co., Ltd., Party A (Pledgor) is willing to provide the Maximum Pledge Guarantee hereunder for Party B.

Maximum Amount: RMB130, 000,000

Pledge Term : From July 4, 2012 to December 28, 2013

Collateral: The assets Party A pledges to Party B as Collateral are listed in Maximum Pledge Contract (No. 2012JIYINZUIQUANZHIZIDI12140568-01). The appraised value of the Collateral is RMB 324,380,522.40.